Exhibit 10.2

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is entered into as of December 22, 2006 by and among THE BRINK’S COMPANY, a Virginia corporation (the “Parent”), BRINK’S, INCORPORATED, a Delaware corporation (“Brink’s”) (the Parent and Brink’s being sometimes referred to as “Borrowers” and “Guarantors”), and ABN AMRO BANK N.V. (the “Bank”).

W I T N E S S E T H

WHEREAS, the Borrowers, BAX Global, Inc., a Delaware corporation (“BAX” and together with the Borrowers, the “Original Borrowers”), and the Bank entered into that certain Credit Agreement dated as of July 13, 2005 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), providing for a revolving credit facility in the aggregate original principal amount of $55,000,000;

WHEREAS, on January 17, 2006, the Original Borrowers and the Bank entered into that certain Release Agreement whereby the Bank agreed to release BAX as a party to the Credit Agreement and to terminate all of BAX’s rights and obligations under the Credit Agreement; and

WHEREAS, the parties hereto have agreed to further amend the Credit Agreement as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meanings assigned in the Credit Agreement.

Section 2. Amendments.

(a) The pricing grid appearing in the definition of “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

Pricing Level	Applicable LT Rating	LIBOR Rate Loans/Financial LC Fee	Base Rate Loans	Utilization Fee with Utilization >50%	Facility Fee	Performance LC Fee
1	A/A2 or above	0.140%	0.000%	0.100%	0.060%	0.0700%
2	A-/A3	0.180%	0.000%	0.100%	0.070%	0.090%
3	BBB+/Baa1	0.270%	0.000%	0.100%	0.080%	0.0135%
4	BBB/Baa2	0.350%	0.000%	0.100%	0.100%	0.1750%
5	BBB-/Baa3	0.475%	0.000%	0.100%	0.125%	0.2375%
6	BB+/Ba1 or below	0.575%	0.000%	0.125%	0.175%	0.2875%

(b) The definition of “Commitment” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Commitment” means the commitment of the Bank under this Agreement to make Advances under the Facility in an aggregate principal amount not to exceed $40,000,000 at any time outstanding, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

(c) The definition of “Consolidated Net Worth” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Consolidated Net Worth” means, as of any date, as applied to the Parent and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by the Parent and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets, (iii) any non-cash loss in connection with the disposition of any assets and (iv) any other comprehensive income (loss) associated with pension plans or postretirement benefit plans other than pensions; provided further, that the items referred to in clauses (i), (ii), (iii) and (iv), shall be excluded only to the extent that such items are recorded following the date hereof.

(d) The definition of “Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Leverage Ratio” means, as of the date of any determination with respect to the Parent, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date if such date is December 31), of Consolidated Lease Rentals under non-cancelable Leases entered into by the Parent or any of its Subsidiaries, discounted to such December 31 to present value at 10% and net of aggregate minimum non-cancelable sublease rentals, determined on a basis consistent with Note 14 to the Parent’s consolidated financial statements at and for the period ended December 31, 2005, included in the Parent’s 2005 annual report to shareholders, exceeds (B) $400,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a) plus (ii) Consolidated Net Worth as of such date.

(e) The first paragraph of Section 2.01 of the Credit Agreement is hereby amended to read as follows:

2.01 Amounts and Terms of Commitment. Bank agrees to make available to the Borrowers from December 22, 2006 until December 22, 2011 or until such earlier date on which the Bank terminates the Commitment pursuant to Section 8.02(a) or the Parent terminates the Commitment pursuant to Section 2.05(a) (the “Termination Date”), committed funds in an aggregate amount of $40,000,000 at any time outstanding (subject to reduction pursuant to Section 2.05(a)) on the terms and conditions set forth in this Agreement, as follows:

(f) Section 2.01(a) of the Credit Agreement is hereby amended to read as follows:

(a) Facility Advances. The Facility may be drawn upon by the Borrowers for Loans or Letters of Credit (collectively, the “Advances”) from the Effective Date until the Termination Date in an aggregate principal amount not to exceed $40,000,000 (subject to reduction pursuant to Section 2.05(a)) at any time outstanding.

(g) Section 5.02(b) of the Credit Agreement is hereby amended to read as follows:

(b) Continuation of Representations and Warranties. The representations and warranties contained in Article VI (other than, after the Effective Date, the last clause of Section 6.07(b) relating to the occurrence of a material adverse change) shall be true and correct in all material respects on and as of the date of such extension of credit with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; and

(h) Section 8.02(o) of the Credit Agreement is hereby amended to read as follows:

(o) In addition to any Lien permitted by clauses (a) through (m), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of the Parent or any Restricted Subsidiary so long as the sum of (A) the aggregate principal amount of all such secured Debt plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2005 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Parent on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all Sale and Leaseback Transactions to which the Parent or any of its Restricted Subsidiaries is then a party (including Sale and Leaseback Transactions, if any, entered into pursuant to Section 8.09), does not exceed 15% of Consolidated Net Worth; provided that the sale or transfer of (i) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (ii) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

(i) Section 8.09 of the Credit Agreement is hereby amended to read as follows:

8.09 Sale Leaseback Transactions. Sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by the Parent or any Restricted Subsidiary on the Effective Date to any Person (other than any Borrower) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease Rentals, discounted to present value at 10%, compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding

Consolidated Lease Rentals under Leases in effect as of December 31, 2005 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Parent on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which the Parent or any of its Restricted Subsidiaries is then a party, plus (C) the aggregate principal amount of all Debt of the Parent or any Restricted Subsidiary secured by Liens incurred in reliance on Section 8.02(o), would exceed 15% of Consolidated Net Worth.

Section 3. Conditions Precedent. This Amendment shall become effective on the date (the “Effective Date”) on which the following conditions precedent shall have been satisfied:

(a) the Bank shall have provided notice to the Parent of its receipt of counterparts of this Amendment duly executed and delivered by each party hereto; and

(b) the Bank shall have received an opinion in form and substance reasonably satisfactory to the Bank of Hunton & Williams LLP, counsel to the Borrowers.

Section 4. Representations and Warranties. The Parent hereby represents and warrants to the Bank that (i) no Default or Event of Default has occurred and is continuing as of the date hereof, and (ii) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects as of the date hereof, except for any representation or warranty made as of an earlier date, which such representation and warranty shall remain true and correct in all material respects as of such earlier date. The parties agree that any representation or warranty made by the Parent herein shall be deemed for purposes of Section 10.01(b) of the Credit Agreement to be a representation made by the Parent in the Credit Agreement on the date hereof.

Section 5. Expenses. The Parent shall pay on demand all reasonable expenses incurred by the Bank, including the reasonable fees, charges and disbursements of Sullivan & Worcester LLP, special counsel to the Bank, in connection with the preparation, negotiation, execution and delivery of this Amendment.

Section 6. Full Force and Effect. Except as expressly amended, the Credit Agreement shall remain unchanged and in full force and effect. Any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Credit Agreement are hereby amended so that any reference to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts (including facsimile counterparts), each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

Section 8. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first written above.

THE BRINK’S COMPANY

By:	/s/ James B. Hartough
Name:	James B. Hartough
Title:	Vice President - Corporate Finance and Treasurer

BRINK’S, INCORPORATED

By:	/s/ James B. Hartough
Name:	James B. Hartough
Title:	Treasurer

ABN AMRO BANK N.V.

By:	/s/ Thomas T. Rogers
Name:	Thomas T. Rogers
Title:	Managing Director

By:	/s/ Tracie Elliot
Name:	Tracie Elliot
Title:	Director